Securities and Exchange Commission Washington, DC 20549

Gentlemen:

We were previously the certifying accountants for America First Associates Corp. and on February 22, 2002 we reported on the financial statements of America First Associates Corp. for the year ended December 31, 2001. On May 1, 2002, we were dismissed as certifying accountants of America First Associates Corp. We have read the statements included in the first two paragraphs of Item 4 of its Form 8-K/A for May 1, 2002, and we agree with such statements; we have no basis to comment on the remaining information in the Form 8-K/A.

                                                 /s/ Linder & Linder
                                                 Linder & Linder Certified Public Accountants

New York, NY
July 2, 2002